EXHIBIT 2.1

Note:      The following schedules and similar attachments have been omitted from the exhibit and the Company will furnish supplementally a copy of any omitted schedule to the SEC upon request:  New BCS Operating Agreement appendix, exhibits for forms of escrow agreement, allocation of consideration, raw material cost savings, bill of sale, assignment and assumption agreement, mutual non-competition agreement, and non-competition agreement and the Disclosure Schedules.

ASSET PURCHASE
AND CONTRIBUTION AGREEMENT

 This Asset Purchase and Contribution Agreement (this “Agreement”) is entered into as of October 9, 2009, by and among Stoneridge, Inc., an Ohio corporation (“Stoneridge”), Bolton Conductive Systems, LLC, a Michigan limited liability company (“Old BCS”), Martin Kochis (“Kochis”), Joseph Malecke (“Malecke”), Bolton Investments, LLC, a Michigan limited liability company (each of Kochis, Malecke and Bolton Investments, LLC, a “Member” and together the “Members” of Old BCS), William Bolton (“Bolton”), the sole member and owner of Bolton Investments, LLC, and New Bolton Conductive Systems, LLC, a Michigan limited liability company (“New BCS”).

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Appendix A.  The Members, Bolton, Old BCS, New BCS and Stoneridge may be referred to herein each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Members formed Old BCS as a limited liability company under the laws of the State of Michigan by filing Articles of Organization with the Corporation Division of the Bureau of Commercial Services of the Michigan Department of Energy, Labor and Economic Growth on July 20, 2004;

WHEREAS, Old BCS was organized for the purpose of manufacturing, assembling and selling wire harnesses for the marine, recreational, automotive, military and specialty vehicle markets, and engaging in any related or ancillary activity within the purposes for which limited liability companies may be formed under the Michigan Limited Liability Company Act, being Act No. 23, Public Acts of 1993, MCLA §§ 450.4101 - .5200, as amended;

WHEREAS, Old BCS is an electrical system supplier that designs and manufactures a wide variety of electrical solutions for the automotive, marine and specialty vehicle markets and is a manufacturer of wire harnesses, panels and electronic modules (the “Business”);

WHEREAS, Bolton and the Members, either individually or collectively, have owned, managed and operated Old BCS since July 20, 2004;

WHEREAS, the Members, Bolton, Stoneridge and Old BCS desire to conduct the Business of Old BCS under a new Michigan limited liability company, New BCS, with Old BCS contributing and selling all assets and liabilities of Old BCS and the Business, except the Retained Assets (as hereinafter defined) and Excluded Liabilities (as hereinafter defined), to New BCS in exchange for a 49% membership interest in New BCS and the Formation Payment and Earnout Payments, if any, and Stoneridge receiving a 51% membership interest in New BCS in exchange for contributing cash;

WHEREAS, the Parties desire to treat the transaction contemplated by this Agreement for federal income tax purposes, in part as a contribution transaction pursuant to Section 721 of the Code, and in part a sale of assets;

WHEREAS, the Parties, on or before the date of this Agreement, have formed New BCS as a limited liability company under the laws of the State of Michigan by filing Articles of Organization with the Corporation Division of the Bureau of Commercial Services of the Michigan Department of Energy, Labor and Economic Growth; and

WHEREAS, on the terms and subject to the conditions herein, including the representations and warranties of the Parties, the Members, Bolton and Old BCS desire Old BCS to acquire a 49% membership interest in New BCS and Stoneridge desires to acquire a 51% membership interest in New BCS.

TERMS OF AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1

CONTRIBUTION AND PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1           Initial Transactions.  On and subject to the terms and conditions of this Agreement, at the Closing:

(a)           Stoneridge agrees to contribute capital in the form of cash as specified in Section 1.3 to New BCS and New BCS agrees to issue in exchange therefor, free and clear of all liens, claims or encumbrances, except those set forth in the Operating Agreement of New BCS (the “Operating Agreement”), which is to be entered into by Old BCS and Stoneridge at the Closing, a 51% membership interest in New BCS represented by 510 Units (as defined in the Operating Agreement);

(b)           As described in greater detail in Section 0 below, in exchange for a 49% membership interest in New BCS, free and clear of all liens, claims or encumbrances, except those set forth in the Operating Agreement, represented by 490 Units, and the Formation Payment and the Earnout Payments, if any, Old BCS agrees to contribute, sell, convey, transfer, assign and deliver to New BCS, and New BCS agrees to purchase from Old BCS and accept the contribution, conveyance, transfer, assignment and delivery from Old BCS, all of Old BCS’s right, title and interest in and to the Business and all of Old BCS’s assets, property and rights (the “Purchased and Contributed Assets”), including, but not limited to those items listed below (but excluding the Retained Assets, as defined below):

(1)           Accounts Receivable and Prepaid Expenses.  All accounts receivable and prepaid expenses;

(2)           Cash and Cash Equivalents.  Cash and cash equivalents, loan receivables, marketable securities, and investments;

(3)           Customer Lists, Sales and Marketing Materials.  All current customer lists, sales data, catalogs, brochures, suppliers’ names, mailing lists, photographs and advertising materials that relate to the Business, whether in electronic form or otherwise;

(4)           Goodwill.  All right, title and interest of Old BCS in and to the goodwill incident to the Business and the name “Bolton Conductive Systems;”

(5)           Inventory.  All Inventory of the Business, other than the Excluded Inventory, (the “Contributed Inventory”);

(6)           Leases.  All Leases of the Business;

(7)           Equipment.  All packaging, tooling, machinery, fixtures, equipment, office supplies and other property owned by Old BCS for use in the Business, including but not limited to property and equipment in transit or stored at suppliers’ or customers’ facilities;

(8)           Records and Files. All records and files related to the Business;

(9)           Personal Property.  All personal property of Old BCS used in or related to the Business;

(10)         Intellectual Property.  All intellectual property of Old BCS used in or related to the Business;

(11)         Permits.  All franchises, licenses, permits, consents, authorizations, approvals and certificates of any regulatory, administrative or other governmental agency or body (to the extent the same are transferable) related to the operation of the Business;

(12)         Executory Contracts. All Executory Contracts of Old BCS used in or related to the Business; and

(13)         Other Assets.  All other tangible assets owned by Old BCS and used in the Business (the “Other Assets”).

Notwithstanding the foregoing provisions of this Section 1.1(b), the transfer of the Purchased and Contributed Assets pursuant to this Agreement shall not include the assumption of any Liability or obligation related to the Purchased and Contributed Assets, unless such Liability or obligation is expressly included in the Assumed Liabilities.  Furthermore, notwithstanding the foregoing provisions of this Section 1.1(b), the following assets (collectively, the “Retained Assets”) shall not be sold, assigned, transferred or contributed to New BCS:

(1)           The medical-related business and the assets and equipment used exclusively in the medical related business;

(2)           The CAM Logic business and the membership interest in CAM Logic Technologies, LLC;

(3)           Old BCS’s limited liability company minute books and membership books and records;

(4)           Insurance policies (including any life insurance policies for Old BCS’s senior employees);

(5)           Tax returns and tax and accounting papers and records; provided, however, copies of those portions of the same (and only such portions) that are necessary in order to determine tax basis or other tax attributes of New BCS are to be provided to any Party upon reasonable request;

(6)           Claims for tax refunds and other refunds from any governmental authority;

(7)           The Slow Moving and Obsolete Inventory determined by Old BCS and Stoneridge during the physical inventory conducted or to be conducted prior to the Closing and marked as “Excluded Inventory” with a book value on the Most Recent Financial Statements (defined below) not to exceed $1,100,000 (the “Excluded Inventory”);

(8)           Accounts receivable from Dynamic Supply Solutions Inc;

(9)           All artwork located in Old BCS’s facility; and

(10)         All furniture located in Bolton’s office.

1.2           Formation Payment and Earnout Payments.  As contemplated in the Operating Agreement, at the Closing, New BCS shall make a one-time purchase consideration payment to Old BCS of $3,350,000 (the “Formation Payment”) and thereafter, if earned, under Section 1.3(b) hereof, 100% of all contingent amounts earned, as determined pursuant to Section 1.3(b) and Section 1.3(c) hereof (the “Earnout Payments”).

1.3           Stoneridge Contribution Payments.

(a)           Stoneridge shall deliver (i) to New BCS at the Closing the sum of $4,850,000 and (ii) to the escrow $1,000,000 as provided in Section 1.5 (together, the “Initial Contribution”), in cash by wire transfer of immediately available funds.

(b)           In addition to the Initial Contribution made pursuant to Section 1.3(a), above, if earned based on New BCS’s performance as set forth below, Stoneridge shall contribute additional capital in cash by wire transfer of immediately available funds to New BCS, no later than March 31 of each of 2011, 2012 and 2013, the amounts, if any, determined in accordance with the following formula based on New BCS’s EBITDA (“Actual EBITDA” as contrasted to the Target EBIDTA set forth below) in each of 2010, 2011 and 2012:

The target EBITDA (“Target EBITDA”) for 2010 is $13,000,000, for 2011 is $16,700,000 and for 2012 is $11,138,000.

Actual EBITDA versus Target EBITDA for Each Year	Additional Capital Contribution of Stoneridge and Earnout Payment to Old BCS

Below 50%	$0
50% to 64.99%	$0.94 million
65% to 79.99%	$1.44 million
80% to 89.99%	$1.94 million
90% to 104.99%	$2.44 million
Above 104.99%	$3.19 million

For purposes of this Agreement, “EBITDA” for any period shall mean the sum of (i) after tax Net Income of New BCS for such period and (ii) (a) any federal, state, local or foreign income or similar taxes, including the Michigan Business Tax imposed on New BCS, for such period, (b) Net Interest Expense (as defined below) for such period, (c) Net Other Income (as defined below) for such period, and (d) amortization and depreciation of New BCS for such period determined in accordance with GAAP consistently applied with New BCS’s audited financial statements for the applicable fiscal year end.  For purposes hereof, (A) “Net Interest Expense” means, for any period, the aggregate of all interest expense accrued, net of interest income received, of New BCS during such period and the interest portion of capitalized lease payments, all as determined in accordance with GAAP consistently applied with New BCS’s audited financial statements for the applicable fiscal year end and (B) “Net Other Income” means, for any period, the net income (or loss) (such as  foreign currency gains and losses, non-recurring, non-operating or extraordinary gains) not attributable to the Business, the Purchased and Contributed Assets and the Assumed Liabilities for such period determined in accordance with GAAP consistently applied with New BCS’s audited financial statements for the applicable fiscal year end.  To the extent that New BCS financial results include the impact of GAAP fair value/purchase accounting related to the Purchased and Contributed Assets and/or the Assumed Liabilities of New BCS, the impact, if any, to actual EBITDA, shall be adjusted accordingly.

Notwithstanding anything to the contrary contained above, EBITDA of New BCS shall be determined without taking into account any income, loss, expense or other impact of any business that may be acquired by New BCS after the Closing by merger or purchase of the equity interest of any entity or the purchase of substantially all of the assets of another entity.

In addition, if Bolton is terminated by New BCS as an employee of New BCS by reason other than cause, death or disability prior to December 31, 2012, each as determined in accordance with Bolton’s employment agreement with New BCS, then Stoneridge shall promptly, but in no event later than ten (10) days from such termination, contribute additional capital in cash by wire transfer of immediately available funds to New BCS, in an amount (to the extent not already previously contributed pursuant to the above provisions of this Section 1.3(b)) equal to the potential Earn Out Payments assuming that the EBITDA Target for any fiscal year not completed for each of 2010, 2011 and 2012 was met.  In addition, in the event of Bolton’s termination of employment under his employment agreement for good reason pursuant to Section 3.d. of his employment agreement then Stoneridge shall promptly, but in no event later than ten (10) days from such termination, contribute additional capital in cash by wire transfer of immediately available funds to New BCS, in an amount (to the extent not already previously contributed pursuant to the above provisions of this Section 1.3(b)) equal to the potential Earn Out Payment assuming that the EBITDA Target for the year of termination and the following year, as applicable, was met.

(c)           In addition to the Initial Contribution made pursuant to Section 1.3(a) and the amounts paid, if any, pursuant to Section 1.3(b), Stoneridge shall contribute additional capital in cash by wire transfer of immediately available funds to New BCS, in the amount of (i) $450,000 within seven (7) days of receipt of audited financial statements but in no event later than March 31, 2011 if New BCS’s net revenue determined in accordance with GAAP for the fiscal year ending December 31, 2010 exceeds $35,000,000 and (ii) $500,000 within seven (7) days of receipt of audited financial statements but in no event later than March 31, 2012 if New BCS’s net revenue determined in accordance with GAAP for the fiscal year ending December 31, 2011 exceeds $35,000,000.

Notwithstanding anything to the contrary contained above, the net revenue of New BCS shall be determined without taking into account any revenue, income, loss, expense or other impact of any business that may be acquired by New BCS after the Closing by merger or purchase of the equity interest of any entity or the purchase of substantially all of the assets of another entity.

1.4           Net Working Capital, Estimates and Audits.

(a)           Net Working Capital.  As used herein, the term “Net Working Capital” shall mean the aggregate current assets of Old BCS conveyed to New BCS pursuant to Section 1.1(b) hereof (excluding those Retained Assets (as defined in Section 1.1(b)) which would otherwise be included in current assets), minus the aggregate current liabilities of Old BCS assumed by New BCS pursuant to Section 2.2 hereof (excluding those Excluded Liabilities (as defined in Section 2.1(b)) which would otherwise be included in current liabilities), all as determined in accordance with GAAP as applied consistently with Old BCS’s financial statements.  In any case with respect to the computation of Net Working Capital (i) the following shall be included in current assets: accounts receivable (net of allowances for contractual adjustments and uncollectibles based upon a reasonable evaluation of historical collections to gross revenues), notes receivable, cash and cash equivalents, Contributed Inventory, prepaid expenses, and inventories and supplies, and (ii) the following shall be included in current liabilities: accounts payable, accrued expenses, accrued salaries and wages, and accrued paid time off with respect to employees who accept employment with New BCS.

(b)           Estimates and Adjustments.  Schedule 1.4(b) sets forth the Net Working Capital of Old BCS as of May 31, 2009, subject to the Obsolete and Slow Moving Inventory reserves referenced in Section 4.1(j) (the “Estimated Net Working Capital”), together with the principles, specifications and methodologies for determining the Estimated Net Working Capital.  Old BCS and Stoneridge both acknowledge and agree that the amount set forth on the Estimated Net Working Capital for accrued salaries, wages and paid time off is based on an assumption of which employees of Old BCS will accept employment with New BCS and, if necessary, will be adjusted after the Closing Date to reflect the correct amount for those employees who actually accept such employment.  If any such adjustment is made, then, for purposes of this Agreement, the Estimated Net Working Capital will be the amount calculated after such adjustment.  Within one hundred twenty (120) days after the Closing, Stoneridge shall deliver to Old BCS its determination of the Net Working Capital as of the Closing Date (following the same principles, specifications and methodologies used to determine the Estimated Net Working Capital as set forth on Schedule 1.4(b)).  Each party shall have full access to the financial books, records and working papers of the other parties and their representatives to confirm or audit Closing Date Net Working Capital computations.  Should Old BCS disagree with Stoneridge’s determination of the Closing Date Net Working Capital, it shall notify Stoneridge within thirty (30) days after Old BCS’s receipt of Stoneridge’s determination of the Closing Date Net Working Capital.  If Old BCS and Stoneridge fail to agree within thirty (30) days after Old BCS’s delivery of notice of disagreement on the amount of the Closing Date Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.4(d) which shall be the sole and exclusive remedy for resolving accounting disputes relative to the determination of the Closing Date Net Working Capital.

(c)           Payments of Adjustments.  If the Closing Date Net Working Capital, as finally determined, is more than $200,000 less than the Estimated Net Working Capital, then within five (5) business days after determination thereof (the “Post-Closing Adjustment Date”), Old BCS shall pay Stoneridge by wire transfer of immediately available funds the amount by which (i) the Estimated Net Working Capital exceeds the Closing Date Net Working, as finally determined, less (ii) $200,000.  If the Closing Date Net Working Capital, as finally determined, is more than $200,000 greater than the Estimated Net Working Capital, then within five (5) business days after the Post-Closing Adjustment Date, Stoneridge shall pay Old BCS by wire transfer of immediately available funds the amount by which (i) the Closing Date Net Working Capital, as finally determined, exceeds the Estimated Net Working Capital, less (ii) $200,000.  The difference between the Estimated Net Working Capital and the Closing Date Net Working Capital is the “Net Working Capital Difference.”  If a party fails to make any payment required of it hereunder by the Post-Closing Adjustment Date, then within ten (10) days after the Post-Closing Adjustment Date, until such payment is made, Stoneridge or Old BCS, as applicable, will be deemed to have transferred to the other party that number of Units as equals the total number of Units then owned by Stoneridge or Old BCS, as applicable, multiplied by a fraction, the numerator of which equals the Net Working Capital Difference that should have been paid and the denominator of which equals $5,100,000.

(d)           Dispute of Adjustments.  In the event that Old BCS and Stoneridge are not able to agree on the actual Closing Date Net Working Capital within thirty (30) days after Old BCS’s delivery of notice of disagreement, Old BCS and Stoneridge shall each have the right to require that such disputed determination be submitted to an independent certified public accounting firm of national standing as Old BCS and Stoneridge may then mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement.  The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of both the Estimated Net Working Capital and the Closing Date Net Working Capital).  The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital Difference.  The Accounting Firm’s determination shall be binding upon Old BCS and Stoneridge.  The Accounting Firm’s fees and expenses shall be borne equally by Old BCS and Stoneridge.

1.5           Escrow.  In accordance with Section 1.3(a), at the Closing, Stoneridge shall pay over to escrow $1,000,000 pursuant to an escrow agreement substantially in the form attached hereto as Exhibit 1.5.

1.6           Allocation of Consideration.  The consideration received by Old BCS from New BCS shall be allocated in accordance with Exhibit 1.6.  After the Closing, the Parties shall make consistent use of the allocation specified in Exhibit 1.6 for all tax purposes and in all filings, declarations, and reports with the Internal Revenue Service, including reports required to be filed under Section 1060 of the Code.  Stoneridge shall prepare on behalf of New BCS and deliver a draft of IRS Form 8594 to Old BCS and New BCS within 60 days after the Closing for review. Stoneridge shall prepare on behalf of New BCS and deliver an updated IRS Form 8594 to Old BCS and New BCS within 30 days after the final determination of Closing Date Net Working Capital pursuant to Section 1.4 for approval by the Parties and to be duly executed and filed by them with the Internal Revenue Service.  In any proceeding related to the determination of any tax, neither Old BCS, New BCS nor Stoneridge shall contend or represent that such allocation is not a correct allocation.

1.7           Form of Transaction.  The transfer of the Purchased and Contributed Assets described in Section 1.1(b) shall be deemed to have occurred as follows: (i) Old BCS shall have sold to New BCS an undivided interest in 51% of the Purchased and Contributed Assets in a taxable transaction, in exchange for the Formation Payment, the Earnout Payments and the assumption of 51% of the Assumed Liabilities, and (ii) Old BCS shall have contributed to New BCS an undivided interest in the remaining 49% of the Purchased and Contributed Assets, in a tax-free contribution under Section 721 of the Code, in exchange for a 49% membership interest in New BCS represented by 490 Units and the assumption of the remaining 49% portion of the Assumed Liabilities not assumed pursuant to clause (i).  The Parties agree to treat the transaction contemplated by this Agreement on their respective federal income tax returns in a manner that is consistent with the foregoing.  In applying Section 704(c) of the Code to the contribution described in clause (ii) above, New BCS shall use the “traditional method” (within the meaning of Treasury Regulation Section 1.704-3(b)).  No Party has relied on any other Party for any tax advice related to the transaction contemplated by this Agreement.

1.8           Prorations.  Except as otherwise reflected in Net Working Capital, within ninety (90) days after the Closing Date, Old BCS and New BCS shall prorate as of the Closing Date any amounts which become due and payable on or after the Closing Date with respect to (i) the Executory Contracts, (ii) ad valorem taxes, if any, on the Purchased and Contributed Assets (which shall be prorated at the Closing), (iii) personal property taxes on the Purchased and Contributed Assets (which shall be prorated at the Closing), (iv) all utilities servicing any of the Purchased and Contributed Assets, including water, sewer, telephone, electricity and gas service (any such amounts which are not available within ninety (90) days after the Closing Date shall be similarly prorated as soon as practicable thereafter), and (v) all prepayments made by Old BCS that benefit New BCS that are not included in Closing Date Net Working Capital.

1.9           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jaffe Raitt Heuer and Weiss, Professional Corporation, 27777 Franklin Road, Suite 2500, Southfield, Michigan 48034, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other place, date and time as Parties may mutually agree (the “Closing Date”).

1.10           Deliveries at the Closing. At the Closing, (a) the Members, Bolton, Old BCS and New BCS will deliver to Stoneridge the various certificates, instruments, and documents referred to in Section 6.1, (b) Stoneridge will deliver to New BCS the various certificates, instruments, and documents referred to in Section 6.2, (c) Stoneridge and Old BCS will enter into the Operating Agreement in the form attached as Appendix A, (d) Stoneridge will deliver to New BCS the cash capital contribution specified in Section 1.3(a), and (e) New BCS will make the Formation Payment to Old BCS specified in Section 1.2.

ARTICLE 2

ASSUMPTION OF LIABILITIES; EMPLOYEE MATTERS

2.1           General Limitation on Assumption of Liabilities.

(a)           New BCS shall not, by virtue of the transfer of the Purchased and Contributed Assets or otherwise, assume or become responsible for any liabilities or obligations of Old BCS or any other person, except for the Assumed Liabilities.  For purposes of this Article 2, the terms “liabilities” and “obligations” shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(b)           In addition to Section 2.1(a), except for the Assumed Liabilities (as defined in Section 2.2), New BCS shall not assume and under no circumstances shall New BCS be obligated to pay or assume, and none of the assets of New BCS shall be or become liable for or subject to any Liability, indebtedness, commitment, or obligation of Old BCS, whether known or unknown, fixed or unfixed, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured (collectively, the “Excluded Liabilities”), including, without limitation, the following Excluded Liabilities:  (i) any debt, obligation, expense or liability that is not an Assumed Liability; (ii) any liabilities or obligations associated with or arising out of any of the Retained Assets; (iii) liabilities and obligations of Old BCS in respect of periods prior to the Closing Date; (iv) federal, state or local tax liabilities or obligations of Old BCS or its members in respect of periods prior to the Closing or resulting from the consummation of the transactions contemplated herein including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, any state and local recording fees and taxes which may arise upon the consummation of the transactions contemplated herein, and any FICA, FUTA, workers’ compensation, and any and all other taxes or amounts due and payable as a result of the exercise by the employees at the Business of such employee’s right to vacation, sick leave, and holiday benefits accrued while in the employ of Old BCS (provided, however, that this clause (iv) shall not apply to any and all taxes payable with respect to any accrued paid time off benefits constituting Assumed Liabilities under Section 2.2); (v) liability for any and all claims by or on behalf of Old BCS’s employees relating to periods prior to and including the Closing including, without limitation, liability for any pension, profit sharing, change in control, severance, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, ADA claim, FMLA claim, wage and hour claim, unemployment compensation claim, or workers’ compensation claim, and any liabilities or obligations to former employees of Old BCS under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (provided, however, that this clause (v) shall not apply to any and all employee benefits constituting Assumed Liabilities under Section 2.2 hereof); (vi) liabilities or obligations arising as a result of any breach by Old BCS at any time of any contract or commitment, regardless of whether it is assumed by New BCS; (vii) all obligations of Old BCS and its Affiliates with respect to any loans payable, promissory notes, mortgages, bonds, indentures, debentures, capitalized leases, guaranties, credit agreements and other indebtedness for borrowed money; (viii) any liability arising solely by virtue of the assignment by Old BCS of any Executory Contract to New BCS at Closing; (ix) any liability related to or arising under the lease between Old BCS and BMK Investments, LLC; and (x) Old BCS’s obligations under its promissory note to Bolton.

2.2           Assumed Liabilities and Obligations.  On the Closing Date, New BCS shall assume and thereafter discharge the following liabilities (the “Assumed Liabilities”): (i) all obligations and liabilities of Old BCS under the Executory Contracts, listed on Section 2.2 of the Disclosure Schedule, in relation to the operation of the Business first accruing or arising after the Closing Date; (ii) the trade accounts payable and current liabilities (excluding Excluded Liabilities) of Old BCS as of the Closing Date, but only to the extent such accounts payable and current liabilities are incurred in the ordinary course of business and are included in Closing Date Net Working Capital, as calculated in accordance with Section 1.4; and (iii) obligations and liabilities as of the Closing Date in respect of accrued paid time off benefits of Old BCS’s employees at the Business who accept employment with New BCS as of the Closing Date, and related taxes, but only to the extent such accrued paid time off benefits and related taxes are included in the Closing Date Net Working Capital and (iv) and those obligation and liabilities assumed pursuant to Section 2.4.  Except for the obligations expressly assumed by New BCS pursuant to this section and except as otherwise expressly agreed by the Parties in writing, it is understood and agreed that New BCS does not and will not assume or become obligated to pay or perform with respect to third parties any debts, liabilities, contracts or other obligations of Old BCS, the Members or Bolton or any of their respective Affiliates, whether now existing or hereafter arising, for which Old BCS, the Members or Bolton or any of their Affiliates are or may become liable however arising, including, without limitation, obligations arising pursuant to the law of contracts, tort, strict liability, product liability or other applicable laws, rules, regulations, or ordinances including, without limitation, any debts, liabilities, contracts or other obligations relating to any employer – employee laws or regulations or laws or regulations relating to health and safety of employees (including the Equal Employment Opportunity Act and ERISA and the NLRA) and any laws or regulations relating to pollution of the environment or hazardous materials.  In addition, New BCS shall not be liable for (i) any claims arising from Old BCS’s assignment and New BCS’s assumption of the Assumed Liabilities; (ii) uncured defaults in the payment or performance of the Assumed Liabilities for periods prior to the Closing; or (iii) rights or remedies claimed by third parties under any of the Assumed Liabilities which broaden or vary the rights and remedies such third parties would have had against Old BCS if the transfer of the Purchased and Contributed Assets were not to occur.

2.3           Employees.  New BCS shall be obligated to (i) offer employment to the employees of Old BCS, on substantially the same terms and conditions existing on the date hereof, who are involved in the operation of the Business and maintain substantially the same terms of employment for a period of no less than twelve (12) months, and (ii) provide service credit for the time of employment at Old BCS, provided, however, there shall be no obligation to offer employment to those Old BCS employees primarily engaged in the business related to Old BCS’s medical-related business, Dynamic Supply Solutions, or to the business of CAM Logic.  Old BCS shall assist New BCS in hiring such employees.  Old BCS covenants and agrees not to change the compensation or benefits of any Old BCS employee between the date hereof and Closing without the prior consent of Stoneridge.  Further, the Parties agree that after the Closing they shall cooperate in all efforts by New BCS and Stoneridge to cause the New BCS employee compensation and benefit plan programs to be operated efficiently and cost effectively under the new organizational structure, but any changes in such compensation and benefit plan programs shall not increase any respective costs unless agreed to and done so in the ordinary course of the operations of New BCS.  Old BCS will be responsible for any severance payments owing to the employees of Old BCS, if any, arising as a result of their termination from employment with Old BCS or their determination not to become employed by New BCS.  In addition, Old BCS agrees and acknowledges that it shall be solely responsible for compliance, if required, with the Worker Adjustment and Retraining Notification Act (29 U.S.C. Section 2101 et seq., the “WARN Act”) prior to and in connection with the Closing, but not for any actions of New BCS following the Closing, and shall indemnify New BCS and Stoneridge for all liability with respect thereto without regard to the limitations of Article 9 hereof.  It is expressly understood and agreed that Old BCS is not responsible for compliance, if required, with the WARN Act arising from any actions taken by New BCS following the Closing, any such compliance being the obligation of New BCS, and New BCS shall indemnify Old BCS for all liability with respect thereto without regard to the limitations of Article 9 hereof.

2.4           Employee Benefits.  The Employee Benefit Plans listed on Section 2.4 of the Disclosure Schedule can and shall be transferred from Old BCS to New BCS, and in connection therewith New BCS shall assume sponsorship of those Employee Benefit Plans, as appropriate, shall receive any assets (maintained under insurance contacts,  trusts or otherwise) with respect to such Employee Benefit Plans, and the liabilities with respect to such Employee Benefit Plans, including but not limited to future severance payments owed to Old BCS employees, if any, but only with respect to those Old BCS employees who become employees of New BCS and only after their employment is terminated with New BCS.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

3.1           Representations and Warranties of Each Member, Bolton and Old BCS.  Each Member, Bolton and Old BCS represents and warrants to Stoneridge and New BCS regarding themselves and not to each other that the statements contained in this Section 3.1 are true and correct as of the date of this Agreement and will be true and correct, in all material respects, as of the Closing Date as though made again as of such date:

(a)           Capacity and Authorization.  Each of Kochis, Malecke and Bolton is a natural person with the legal capacity to execute and deliver this Agreement and to perform his obligations hereunder.  Bolton Investments, LLC is a limited liability company duly formed and validly existing and in good standing under the laws of the State of Michigan.  This Agreement constitutes the valid and legally binding obligation of each Member, Bolton and Old BCS, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity.

(b)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which any Member, Bolton or Old BCS is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license or instrument to which any Member, Bolton or Old BCS is a party, including the operating agreement of Old BCS, or by which any of them is bound or to which any of their assets are subject, except where such breaches, conflicts, results or rights would not separately or in the aggregate have a material adverse effect on the business or financial condition of Old BCS or New BCS,  and that no such breaches, conflicts, results or rights will impose any Liability or obligation on Stoneridge.  Except for any filings required by the rules and regulations of the Small Business Administration, to the Knowledge of each Member, Bolton and Old BCS, Old BCS is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except to the extent that the failure to obtain any such consent, approval or authorization, or to make any such filing, separately or in the aggregate, would not have a material adverse effect on his/its or New BCS’s business or financial condition and no such failure by him/it will impose any Liability or obligation upon Stoneridge.

(c)           Brokers’ Fees.  Except for the fees payable to Seneca Partners (“Seneca”) listed on Section 3.1(c) of the Disclosure Schedule, defined below, which the Members will cause Old BCS to pay after the receipt of the Formation Payment, neither the Members, Bolton nor Old BCS shall have any Liability or obligation to pay any finder’s fees or commissions to any broker, financial adviser, finder, or agent with respect to the transactions contemplated by this Agreement for which Stoneridge or New BCS could become liable or obligated.

(d)           Investment.  Old BCS is acquiring the 49% membership interest in New BCS solely for its own account and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended.

(e)           Stoneridge Equity.  None of the Members or Bolton or any Affiliate thereof, nor any immediate family member of any of them, or a trust for the benefit for any of the foregoing, currently has, or in the prior 12 months has had, any ownership, beneficial or legal, direct or indirect, in Stoneridge’s securities.

3.2           Representations and Warranties of Stoneridge.  Stoneridge represents and warrants to the Members, Bolton, Old BCS and New BCS that the statements contained in this Section 3.2 are true and correct as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date as though made again as of such date:

(a)           Organization of Stoneridge.  Stoneridge is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and is duly qualified to do business in each jurisdiction in which Stoneridge owns or leases real property, maintains an office or has employees residing, except where the failure to be so qualified, separately or in the aggregate, would not have a material adverse effect on the business or financial condition of Stoneridge.

(b)           Authorization of Transaction.  Stoneridge has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized by all necessary corporate action of Stoneridge and constitutes the valid and legally binding obligation of Stoneridge, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity.

(c)           Noncontravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Stoneridge is subject or any provision of Stoneridge articles of incorporation or code of regulations, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license or instrument to which Stoneridge is a party or by which it is bound or to which any of its assets is subject, except where such breaches, conflicts, results or rights would not separately or in the aggregate have a material adverse effect on the business or financial condition of Stoneridge or New BCS, and that no such breaches, conflicts, results or rights will impose any Liability or obligation on Stoneridge will impose any Liability or obligation on the Members, Bolton or Old BCS.  To the Knowledge of Stoneridge, Stoneridge is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except to the extent that the failure to obtain any such consent, approval or authorization, or to make any such filing, separately or in the aggregate, would not have a material adverse effect on the business or financial condition of Stoneridge or New BCS and no such failure by Stoneridge will impose any Liability or obligation upon the Members, Bolton or Old BCS.

(d)           Brokers’ Fees.  Stoneridge has no Liability or obligation to pay any finder’s fees or commissions to any broker, financial adviser, finder or agent with respect to the transactions contemplated by this Agreement for which any of the Members, Bolton, Old BCS or New BCS could become liable or obligated.

(e)           Investment.  Stoneridge is acquiring the 51% membership interest in New BCS solely for its own account and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended.

(f)           Financing.  Stoneridge has sufficient funds available to purchase the 51% membership interest of New BCS pursuant to this Agreement without violating any solvency requirements currently applicable to Stoneridge.

(g)           Complete Disclosure.  No representation or warranty made by Stoneridge in this Agreement contains or will contain, any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statement contained herein and therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES CONCERNING OLD BCS

4.1           Each Member, Bolton and Old BCS, jointly and severally, represents and warrants to Stoneridge and New BCS that the statements in this Article 4 are true and correct as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date as though made again as of such date.

(a)           Organization, Qualification, and Power. Old BCS is a limited liability company, validly existing and in good standing under the laws of the State of Michigan and is duly qualified to do business in each jurisdiction in which Old BCS owns or leases real property, maintains an office or has employees residing, except where the failure to be so qualified, separately or in the aggregate, would not have a material adverse effect on the business or financial condition of Old BCS.  Section 4.1(a) of the disclosure schedule delivered by the Members, Bolton and Old BCS to Stoneridge on the date hereof, a copy of which is attached hereto and acknowledged by the Parties (the “Disclosure Schedule”), lists the Managers and Members of Old BCS.

(b)           Noncontravention.  To the Knowledge of the Members, Bolton and Old BCS, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Old BCS is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license or instrument to which Old BCS is a party or by which it is bound or to which any of its assets is subject, except where such breaches, results, rights, violations, conflicts or defaults would not separately or in the aggregate have a material adverse effect on the business or financial condition of Old BCS, provided, however, that no such failure by Old BCS will impose any Liability or obligation upon New BCS.

(c)           Financial Statements; Liabilities.  Attached hereto as Schedule 4.1(c) of the Disclosure Schedule are the following financial statements of Old BCS (collectively the “Financial Statements”):  (a) balance sheets and statements of income, statements of members’ interest and statement of cash flow as of and for the fiscal years ended December 31, 2008 and 2007, reviewed by a certified public accountant, and (b) unaudited balance sheets and related statements of income (the “Most Recent Financial Statements”) as of and for each of the months from January 2009 through June 30, 2009 (the “Most Recent Fiscal Period End”).  The Financial Statements (other than the Most Recent Financial Statements), including the notes thereto, have been prepared from and are in accordance with Old BCS’s books and records and are in accordance with GAAP, and fairly present the financial condition of Old BCS as of the dates stated and the results of operations of Old BCS for such periods.  The Most Recent Financial Statements have been prepared from and are in accordance with Old BCS’s books and records in accordance with Old BCS’s accounting policies and procedures consistently applied, which, except as set forth in Section 4.1(d) of the Disclosure Schedule, are in accordance with GAAP, and fairly present the financial condition of Old BCS as of the date stated and the results of operations of Old BCS for such period, except that the Most Recent Financial Statements contain estimates of certain accruals, lack footnotes and other presentation items, and are subject to normal year-end adjustments.  All accounts payable of Old BCS have been incurred in the ordinary course of Business, except for accounts payable not incurred in the Ordinary Course of Business in an aggregate amount not to exceed $10,000.  Except as set forth on Section 4.1(c) of the Disclosure Schedule, to the Knowledge of Members, Bolton and Old BCS, Old BCS does not have, and New BCS will not have, any material Liability or obligation of any nature except:

(i)           those set forth or reflected in the Most Recent Financial Statements that have not been paid or discharged since the date hereof;

(ii)           those arising under agreements or other commitments described or identified on the Disclosure Schedule or in the ordinary course of business;

(iii)           those incurred since the dates of the Most Recent Financial Statements in the ordinary course of business; and

(iv)           those not required under GAAP to be reflected on the financial statements of Old BCS.

(d)           Events Subsequent to Most Recent Fiscal Period End.  Since the Most Recent Fiscal Period End, except (i) as set forth on Section 4.1(d) of the Disclosure Schedule, (ii) as permitted or contemplated by this Agreement, or (iii) as consented to by Stoneridge in writing, there has not been:

(i)           any material adverse change in the business or financial condition of Old BCS;

(ii)           any transaction entered into or carried out by Old BCS other than in the ordinary course of business;

(iii)           any material borrowing or agreement to borrow funds by Old BCS; any incurring by Old BCS of any other material obligation or Liability, contingent or otherwise, except liabilities incurred in the ordinary course of business that would not, separately or in the aggregate, reasonably be expected to have a material adverse effect on the business or financial condition of Old BCS; or any endorsement, assumption or guarantee of payment or performance of any material loan or obligation of any other person by Old BCS;

(iv)           any material change in Old BCS’s method of doing business or any material change in its accounting principles or practices or its method of application of such principles or practices;

(v)           any material mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the properties or assets of Old BCS;

(vi)           any material lien, mortgage, security interest, pledge, hypothecation, charge or other encumbrance of Old BCS discharged or satisfied, or any material obligation or Liability, absolute or contingent, paid, except as contemplated in this Agreement;

(vii)           any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of, any of the material properties or assets of Old BCS, other than sales of inventory in the ordinary course of business;

(viii)           any material loan or advance made by Old BCS to any person;

(ix)              any elimination of any material reserve established on Old BCS’s books or any changing of the method of accrual unless there is any change of significant facts or circumstances pertaining to such reserve which would justify its elimination or change in method of accrual; or

(x)               any increase in the base compensation or other payment to any director, officer or employee, whether now or hereafter payable or granted, other than payment of bonuses or increases in base compensation in the ordinary course of business, or entry into or amendments of the terms of any employment or incentive agreement with any such person.

(e)           Legal.  Set forth in Section 4.1(e) of the Disclosure Schedule is a list of all material governmental permits, variances, licenses, registrations, certificates and other governmental authorizations (the “Permits”) held by Old BCS and used in the conduct of the Business.  The Permits constitute all governmental permits, variances, licenses, registrations certificates and other governmental authorizations necessary for Old BCS to conduct its business as presently conducted and conducted during the period covered by the Financial Statements, except where the failure to possess any such governmental permit, variance, license, registration, certificate or other governmental authorization would not have a material adverse effect on the business or financial condition of Old BCS.  To the Knowledge of the Members, Bolton and Old BCS, Old BCS is in compliance in all material respects with all applicable laws, statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder of federal, state, local and foreign courts or governmental authorities (and all agencies thereof) (collectively, the “Applicable Laws”), and Old BCS is not under investigation with respect thereto, nor has it been charged with or given notice of any material violation of, any of the Applicable Laws.

(f)           Tax Matters.  Except as set forth on Section 4.1(f) of the Disclosure Schedule, Old BCS has filed or caused to be filed all Tax Returns required to be filed with respect to Old BCS.  All such Tax Returns at the time of filing complied with all applicable Tax laws in all material respects.  All Taxes owed by Old BCS shown on any Tax Return have been paid.  Old BCS is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has been made against Old BCS by an authority in a jurisdiction where Old BCS does not file Tax Returns that it is subject to taxation by that jurisdiction.  There are no Security Interests on the Purchased and Contributed Assets that arose in connection with any failure or alleged failure to pay any Tax.

There is no dispute or claim concerning any Tax Liability of Old BCS (i) claimed or raised by any Taxing authority in writing, or (ii) as to which the Members, Bolton or Old BCS have Knowledge based upon personal contact with any agent of such authority.  Old BCS has delivered to Stoneridge true and correct copies of all federal income Tax Returns filed with respect to Old BCS since December 31, 2005.

                Old BCS has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

Effective January 1, 2005, Old BCS made a valid election to be taxed as an S Corporation under Section 1362(a) of the Code, and such election has not been terminated under Section 1362(d) of the Code or otherwise.  Since January 1, 2005, Old BCS has met all applicable requirements of the Code to maintain Old BCS’s election to be taxed as an S Corporation thereunder.

(g)           Real Property.

(i)           Owned Real Property.  Old BCS does not own any real property.

(ii)          Leased Real Property.  Section 4.1(g) of the Disclosure Schedule lists all real property leased or subleased to or by Old BCS and the leases or subleases in respect thereof.  Each lease and sublease listed in Section 4.1(g) of the Disclosure Schedule is legal, valid, binding, enforceable and in full force and effect.  With respect to each lease and sublease listed in Section 4.1(g) of the Disclosure Schedule, except as described in the Disclosure Schedule:

(a)           No party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, material modification or acceleration thereunder;

(b)           no party to the lease or sublease has repudiated any material provision thereof, and there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

(c)           Old BCS has not assigned, transferred, conveyed, mortgaged or encumbered its interest in the leasehold or subleasehold.

(h)           Assets.  Except as described in Section 4.1(h) of the Disclosure Schedule, Old BCS has good title to, or a valid leasehold interest in, all material, tangible, personal property assets used in the conduct of the Business, including all fixtures, furniture, equipment, machinery and leasehold improvements (the “Fixed Assets”), subject to no material liens, mortgages, pledges, encumbrances or charges, except for such exceptions which separately and in the aggregate are not material in character, amount or extent and do not materially detract from the value of or interfere with the use of the tangible assets subject thereto or affected thereby.  Except as set forth in Section 4.1(h) of the Disclosure Schedule, no financing statement under the Uniform Commercial Code or similar law naming Old BCS as debtor has been filed in any jurisdiction in respect of the Fixed Assets.  Old BCS is not a party to or, to the Knowledge of the Members, Bolton and Old BCS, bound by any agreement or legal obligation authorizing any person to file any such financing statements in respect of the Fixed Assets, other than agreements or obligations authorizing the filing of a financing statement by lessors as a precautionary matter with respect to true leases.  All Fixed Assets are in good condition and repair, ordinary wear and tear excepted, except where the failure to be maintained in such good condition and repair would not, separately or in the aggregate, have a material adverse effect on the business or financial condition of Old BCS.

(i)           Intellectual Property.  Section 4.1(i) of the Disclosure Schedule identifies each patent, trademark, trade name, copyright and application therefor owned or licensed by Old BCS as licensee, and identifies each license, agreement or other permission which Old BCS has granted to any third party with respect to any of the foregoing.  Old BCS owns or possesses enforceable licenses or other rights to use all material patents, trademarks, trade names, copyrights, inventions, formulas and processes necessary to the operation of its business as presently conducted and as conducted during the period covered by the Financial Statements and, to the Knowledge of the Members, Bolton and Old BCS, such present use does not conflict with the lawful rights of others in any material respect.  No proceedings are pending or, to the Knowledge of the Members, Bolton and Old BCS threatened which challenge the validity or the ownership by Old BCS of the patents, trademarks, trade names, copyrights and applications set forth in Section 4.1(i) of the Disclosure Schedule.  The manufacture and sale of Old BCS’s products does not result in a material infringement of any U.S. patent owned by a third party, and the Members, Bolton and Old BCS have no Knowledge of facts which would invalidate the patents disclosed in Section 4.1(i) of the Disclosure Schedule.

(j)           Inventory.  The inventory of supplies, raw materials, work-in-progress and finished goods as reflected in the balance sheet included in the Most Recent Financial Statements is valued at the lower of cost or market value on a basis consistent with past practices.  Except as disclosed in Section 4.1(j) of the Disclosure Schedule, all such inventories are good and merchantable in the ordinary course of business and of a quality and quantity generally presently usable, net of reserves established on Old BCS’s books and records.  Either adequate reserves, but not more than $1,100,000, have been (or will be following the physical inventory being conducted pursuant Section 0) established on Old BCS’s books of account with respect to Obsolete and Slow Moving Inventory, or such Obsolete and Slow Moving Inventory has been written off.

(k)           Contracts.  Section 4.1(k) of the Disclosure Schedule lists the following contracts and other agreements, other than those of a type disclosed in another Section to the Disclosure Schedule, to which Old BCS is a party:

(i)           each sales agency, dealer, representative, distributorship or brokerage agreement or franchise;

(ii)          each contract, agreement or commitment in respect of the sale of products or the performance of services, or for the purchase of inventories, equipment, raw materials, supplies, services or utilities which (i) involves payments or receipts by Old BCS of $10,000 or more and is not terminable by Old BCS at any time upon notice of 90 days or less, or (ii) is not to be fully performed within one year from the date of this Agreement;

(iii)         any agreement for the lease of personal property to or from any person providing for lease payments in excess of $25,000 per annum;

(iv)          each partnership, joint venture, joint operating or similar agreement;

(v)           any agreement relating to indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which there is a Security Interest on any of Old BCS’s assets, tangible or intangible;

(vi)          any agreement concerning confidentiality or noncompetition;

(vii)         any agreement with any of the Members or Bolton or an Affiliate of any them;

(viii)       any deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers or employees;

(ix)         any collective bargaining agreement;

(x)           any agreement under which Old BCS has advanced or loaned money to members, managers, officers or employees outside the ordinary course of business; and

(xi)         any agreement restricting the right of Old BCS to do business anywhere in the world.

Old BCS has delivered to Stoneridge a true and correct copy of each written agreement listed in Section 4.1(k) of the Disclosure Schedule (other than the leases and subleases with Old BCS) and a written summary setting forth the terms and conditions of each oral agreement referred to therein.  With respect to each such agreement: (i) to the Knowledge of the Members, Bolton and Old BCS, no party thereto is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, material modification or acceleration, under the agreement; (ii) no party has repudiated any material provision of the agreement;  (iii) to the Knowledge of the Members, Bolton and Old BCS, the agreement is legally valid and binding against the parties thereto, and (iv) to the Knowledge of the Members, Bolton and Old BCS all certificates provided by Old BCS pursuant to the agreement to the other party or parties to the agreement were true and correct in all material respects when provided.

(l)           Accounts and Notes Receivable.  All notes and accounts receivable of Old BCS at the Most Recent Fiscal Period End represent sales actually made in the ordinary course of business and are properly reflected in the Most Recent Financial Statements.  Adequate reserves in accordance with GAAP have been established on Old BCS’s books of account with respect to uncollectible notes and accounts receivable.

(m)          Insurance.  To the Knowledge of the Members, Bolton and Old BCS, Old BCS is insured by financially sound and reputable insurers, unaffiliated with Old BCS, with respect to its properties and the conduct of its business in such amounts and against such risks as are sufficient for compliance with law and as are adequate to protect the properties and business of Old BCS in accordance with normal industry standards.  Section 4.1(m) of the Disclosure Schedule sets forth the following information with respect to each insurance policy to which Old BCS is a party, a named insured, or otherwise the beneficiary of coverage: (1) the name, address, and telephone number of the agent; (2) the name of the insurer, the name of the policyholder and the name (or group designation) of each covered insured; and (3) the policy number and the period of coverage.  With respect to each such insurance policy to the Knowledge of the Members, Bolton and Old BCS: (i) neither Old BCS nor any other party thereto is in material breach or default (including with respect to the payment of premiums), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, material modification or acceleration, under the policy; and (ii) no party to the policy has repudiated any material provision thereof.

(n)           Material Litigation.  Section 4.1(n) of the Disclosure Schedule sets forth each instance in which Old BCS (a) is subject to any outstanding or unsatisfied judgment, order, decree, ruling or charge of any court of competent jurisdiction (of other than general application), or (b) is a party or, to the Knowledge of the Members, Bolton or Old BCS, is threatened to be made a party, to any action, suit, proceeding, hearing or investigation of, in or before any court or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, seeking either (i) injunctive or similar relief, or (ii) damages in excess of $25,000.  There is no claim, litigation, action, arbitration, suit, or judicial proceeding pending or, to the Knowledge of the Members, Bolton or Old BCS, threatened, nor any governmental investigation pending or to the Knowledge of the Members, Bolton or Old BCS threatened, against Old BCS, at law or equity, before any federal, state or local court or regulatory agency, or other governmental authority, which is reasonably likely to have a material adverse effect on the business or financial condition of Old BCS or New BCS.

(o)           Employees.  Except as set forth in Section 4.1(o) of the Disclosure Schedule, to the Knowledge of the Members and Bolton, no executive, key employee or group of employees has any plans to not accept New BCS’s offer of employment and each employee of Old BCS is a U.S. citizen or otherwise a legal resident of the United States.

(p)           Employee Benefits.  Section 4.1(p) of the Disclosure Schedule lists each Employee Benefit Plan that is or was at any time during the last five years maintained, administered or contributed to by Old BCS or any Affiliate thereof.  Solely for purposes of this Section 4.1(p) an “Affiliate” of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.  With respect to each such Employee Benefit Plan:

(i)           Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies, in all material respects, in form and in operation with all applicable legal requirements, including ERISA and the Code and the terms of the plan documents;

(ii)           All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan.  The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan;

(iii)           All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and which is a “qualified plan” under Code Section 401(a), and all such contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Old BCS.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan;

(iv)           The only Employee Pension Benefit Plan maintained by Old BCS for its employees was the Bolton Conductive Systems, LLC 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”), which 401(k) Plan was terminated in 2008, all in accordance with ERISA and applicable law and the 401(k) Plan assets properly distributed to 401(k) Plan participants and beneficiaries, and a favorable determination letter was requested or has been received from the IRS in connection with such 401(k) Plan termination.  No other Employee Pension Benefit Plan, subject to Title IV of ERISA, or otherwise, has ever been maintained by or contributed to by Old BCS (or any other entities with which they may be controlled group members under Code Section 414) on behalf of the employees of Old BCS, or any other such employees or individuals;

(v)           There have been no Prohibited Transactions with respect to any such Employee Benefit Plan, and no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No action, suit, proceeding, hearing or governmental investigation of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Members, Bolton and Old BCS, threatened;

(vi)          Neither Old BCS nor any Affiliate has incurred any Liability to the PBGC or otherwise under Title IV of ERISA (including any withdrawal Liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan;

(vii)         Old BCS has delivered to Stoneridge with respect to each Employee Benefit Plan to which Old BCS or its employees contribute or in which employees of Old BCS participate, true and correct copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the three most recent Form 5500 Annual Reports, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan;

(viii)       Full payment has been made of all amounts which Old BCS is required to have paid as benefits under any Employee Benefit Plan;

(ix)         There is no Liability in respect of post-retirement health and medical benefits for current or retired employees of Old BCS or any of its Affiliates.  Old BCS has reserved its right to amend or terminate any Employee Benefit Plan providing health or medical benefits in respect of any employee or former employee of Old BCS under the terms of any such plan and descriptions thereof given to employees or former employees;

(x)           There has been no amendment to, written interpretation or announcement (whether or not written) by Old BCS or any of its Affiliates relating to any Employee Benefit Plan which would materially increase the expense of maintaining such Employee Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year ended last prior to the Closing Date;

(xi)          Except as set forth in Section 4.1(p) of the Disclosure Schedule, the execution, delivery and consummation of the transactions contemplated by this Agreement do not constitute a triggering event under any Employee Benefit Plan, whether or not legally enforceable, which, either alone or upon the occurrence of any additional or subsequent event, will or may result in any payment of severance pay or otherwise, acceleration, increase in vesting, or increase in benefits to any current or former participant or employee of Old BCS;

(xii)        Neither Old BCS nor any of its Affiliates has any plan or commitment to create any additional Employee Benefit Plan or benefit arrangement that would affect any employee or former employee of Old BCS or any of its Affiliates;

(xiii)       All Employee Benefit Plans are and remain fully terminable by Old BCS or its Affiliates at any time (subject only to the payment of benefits accrued to date of such plan termination); and

(xiv)        Old BCS does not have and has not had any severance plan, severance policy or severance agreement with respect to any current or past Old BCS employee.

(q)           Guaranties.  Except as set forth in Section 4.1(q) of the Disclosure Schedule, Old BCS is not a guarantor of any Liability or obligation (including indebtedness) of any other person.

(r)           Environment, Health and Safety. Except as set forth in Section 4.1(r) of the Disclosure Schedule and except as disclosed in the environmental reports provided to Stoneridge and set forth on Schedule 4.1(r):

(i)           Old BCS has been, and currently is, in compliance in all material respects with all Environmental, Health and Safety Laws, and there is no material contingent liability of Old BCS relating to any Environmental, Health and Safety Laws;

(ii)          Old BCS has and is in compliance in all material respects with all Permits required under applicable Environmental Health and Safety Laws necessary to operate the Business and all Permits are in full force and effect except to the extent that the timely renewal applications have been filed but not yet acted upon and Old BCS is not aware of any fact or circumstance that would prohibit the transfer of any required permits to New BCS;

(iii)         Old BCS has not received any written notice of violation of Environmental Health or Safety Laws or other written or verbal communication alleging any violation of Environmental Health or Safety Laws, including any investigatory, remedial, or corrective obligations relating to Old BCS, or any facility or property currently or formerly owned, leased or otherwise operated by Old BCS;

(iv)          To the Knowledge of the Members, Bolton and Old BCS, Old BCS has no liability (i) for damage to any site, location or body of water (surface or subsurface), or (ii) for any illness of or personal injury to any employee or other Person under any Environmental, Health and Safety Laws and there are no hazardous materials, substances or wastes, in, on or under any of Old BCS’s facilities in violation of Environmental Health and Safety Laws or in quantities that could subject Old BCS or New BCS to any obligation to investigate, remediate, or take other action under any Environmental Health and Safety Law;

(v)           Old BCS has not received notice that it is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under the Comprehensive Environmental Response and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601 et seq., as amended, the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended, or any other applicable Environmental, Health and Safety Laws;

(vi)          To the Knowledge of the Members, Bolton and Old BCS, all properties, machinery, equipment and product used or produced in the Business are free of asbestos, PCB’s, dioxins, dibenzofurans and Hazardous Substances, except to the extent their presence is in compliance in all material respects with the Environmental, Health and Safety Laws; and

(vii)        Old BCS has delivered or made available to Stoneridge all material environmental reports in its, its Members, or its Members’ Affiliates or its consultants’ or agents’ possession, including, by way of example only, any Phase I, Phase II or other reports that document, memorialize, summarize, or otherwise assess or evaluate the environmental condition of any material parcel of property currently or formerly owned, operated, and/or leased by Old BCS.

(s)           Certain Business Relationships with Company.  Except as described in Section 4.1(s) of the Disclosure Schedule, neither the Members or Bolton or any of their respective Affiliates has been involved in any material business arrangement or relationship with Old BCS within the past 12 months and no Member or Bolton or any of their respective Affiliates (other than Old BCS) owns any material asset, tangible or intangible, which is used in the Business.  All transactions between any Member or Bolton or any of their respective Affiliates on one hand, and Old BCS, on the other hand, have been at arm’s length and on terms not materially less or more favorable to any party than would have been obtainable from an unrelated third party.

(t)           Labor Relations.  There is no unfair labor practice complaint against Old BCS pending before any governmental authority, and there is no labor strike, dispute, slowdown or stoppage, or any union-organizing effort or campaign, pending against or involving Old BCS.  Old BCS is not a party to a collective bargaining agreement and no union or collective bargaining unit represents any employees of Old BCS.

(u)           Product Liability and Recalls; Product Warranty.

(i)           Except as set forth on Section 4.1(u) of the Disclosure Schedule, there is no (i) claim, action, suit, inquiry or proceeding by or before any court or other governmental authority pending, or (ii) to the Knowledge of the Members, Bolton or Old BCS, any such claim, action, suit, inquiry or proceeding or governmental investigation threatened, against Old BCS, relating to any product alleged to have been designed, manufactured or sold by Old BCS and alleged to have been defective or improperly designed or manufactured.

(ii)          Except as set forth on Section 4.1(u) of the Disclosure Schedule, to the Knowledge of the Members, Bolton and Old BCS there is no pending or threatened government-mandated recall of any product sold by Old BCS.

(iii)         To the Knowledge of the Members, Bolton and Old BCS, each product manufactured, sold, leased or delivered by Old BCS has been in conformity in all material respects with all contractual commitments and all express and implied warranties.

(v)           Customers.  Except as set forth in Section 4.1(v) of the Disclosure Schedule, to the Knowledge of the Members, Bolton and Old BCS none of Old BCS’ top ten (10) customers measured by revenue to Old BCS for the fiscal year 2008 and for the interim period ended July 31, 2009 has given notice to Old BCS that any contracts or orders will not be renewed or will be terminated or canceled prior to their expiration date.

(w)           Member, Bolton and Affiliated Party Claims.  As of the Closing Date, no Member nor Bolton will have and, to the Knowledge of the Members, Bolton and Old BCS, no Affiliate of any Member or of Bolton will have, any claim, demand, cause of action or right, contractual or otherwise, known or unknown, at law or in equity, against Old BCS that may be asserted against New BCS, other than (i) claims for benefits arising in the ordinary course under, out of, or resulting from participation in an Employee Benefit Plan described in the Section 4.1(p) of the Disclosure Schedule, or (ii) claims for payment of current salary and reimbursement of reasonable business expenses incurred through the Closing Date, to the extent incurred in the ordinary course of business.

(x)           Complete Disclosure.  No representation or warranty made by the Members, Bolton and Old BCS in this Agreement and no exhibit or schedule related to Old BCS contains or will contain, any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statement contained herein and therein not misleading.

ARTICLE 5

COVENANTS

Except for Section 0 (which covenant applies following the Closing), the Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

5.1           General; Timing of Closing.  Each of the Parties will use reasonable best efforts to take all action and to do all things necessary to consummate and make effective the transactions contemplated by this Agreement, including satisfaction, but not waiver, of the closing conditions set forth in Article 6, including, but not limited to, the use of reasonable best efforts to cause the satisfaction of all closing conditions set forth in Article 6 on or before October 31, 2009.

5.2           Notices and Consents.  The Members, Bolton and Old BCS will cause Old BCS to give any notices to third parties and to use its reasonable best efforts to obtain any third party consents that Stoneridge reasonably may request or that are required pursuant to the terms of any material agreement or contract listed on the Disclosure Schedule to assign the Executory Contracts to New BCS.

5.3           Operation of Business.  The Members will not cause or permit Old BCS to (i) merge or consolidate with any other person or acquire a material amount of assets of any other person, or (ii) engage in any practice, take any action or enter into any transaction outside the ordinary course of business.

5.4           Preservation of Business.  The Members will cause Old BCS to use reasonable best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees, and to conduct the business, operations, activities and practices of the Business only in the ordinary course of business.

5.5           Full Access. Upon written notice received by Old BCS or the Members of not less than one business day, the Members will cause Old BCS to permit representatives of Stoneridge to have reasonable access during normal business hours, but only in a manner so as not to interfere with the normal business operations of Old BCS, to the premises, properties, personnel, books, records, contracts and documents of or pertaining to Old BCS.  Old BCS and Stoneridge will comply with the terms and conditions of the confidentiality letter agreement between Old BCS and Stoneridge dated February 3, 2009 with respect to information received in the course of the reviews contemplated by this Section 5.5 and will not use any such information except in connection with this Agreement or as permitted by such confidentiality letter agreement

5.6           Notice of Developments.  The Members, Bolton and Old BCS will give prompt written notice to Stoneridge of any development causing a material breach of any of the representations and warranties in Article 4, whether relating to the Members, Bolton, Old BCS or Stoneridge, and Stoneridge will give prompt written notice to the Members, Bolton and Old BCS of any development causing a material breach of any of the representations and warranties in Article 4, whether relating to the Members, Bolton, Old BCS or Stoneridge; provided, however, no disclosure by any Party pursuant to this Section 5.6 shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of any warranty.  If before the Closing, any breach is material and uncured and it gives Stoneridge or Old BCS, as applicable, the right to terminate this Agreement pursuant to Article 11, then before exercise of the right to terminate or before Closing, notwithstanding any breach, the Parties agree to discuss in good faith, but are not obligated to agree upon, an equitable adjustment to the Initial Contribution.  Any adjustment shall be agreed to in writing.  If an adjustment to the Initial Consideration is agreed to then the Parties agree that there shall be no right to indemnification under Article 8 with respect to the breach or the asserted breach that gave rise to the good faith negotiations of an equitable adjustment to the Initial Contribution.

5.7           Exclusivity.  None of the Members will, nor will the Members of Old BCS cause or permit Old BCS to (a) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of all or substantially all of the membership interests or assets of Old BCS (including any acquisition structured as a merger, consolidation or share exchange), or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

5.8           Employee Benefit Plans.  Except (i) to the extent required by applicable law, or (ii) as contemplated or permitted by this Agreement or the Operating Agreement of New BCS, Old BCS shall not, and the Members will cause Old BCS not to, do or agree to do any of the following without the prior written consent of Stoneridge, grant any material increase in compensation or benefits to any employee; adopt or materially amend the terms of any severance or termination agreements, plans, programs, policies or procedures, with or for its employees; or materially effect any change in retirement or any other benefit plans, programs, policies, or procedures for any of its employees (unless such change is required by applicable law or as a condition to obtaining a favorable determination letter from the Internal Revenue Service with respect to an Employee Benefit Plan) that would increase the liabilities of Stoneridge or New BCS hereunder and the Members, Bolton and Old BCS shall consult with Stoneridge regarding matters relating to such changes in applicable law or maintaining the tax qualified status of such Employee Benefit Plans in advance of effecting any such change.

5.9          Compensation Arrangements; Extraordinary Payments.  Except as otherwise contemplated or permitted by this Agreement or as set forth in Schedule 5.9 of the Disclosure Schedule, Old BCS shall not, and the Members shall cause Old BCS not to declare or pay distribution of any kind (whether in cash, property or a combination thereof).

5.10        Debt.  Old BCS shall not, and the Members shall cause Old BCS not to (i) incur any indebtedness for borrowed money in addition to indebtedness outstanding on the date of this Agreement, except as otherwise expressly permitted by this Agreement, (ii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (iii) make any loans, advances or capital contributions to, or investments in, any other person.

5.11        Accounts Payable and Inventory.  Prior to the Closing, Old BCS shall, and the Members shall cause Old BCS to, maintain its accounts payable and inventory in the ordinary course of business such that, as of the Closing, the accounts payable and inventory of Old BCS shall have been maintained at levels in the ordinary course of business.

5.12        Inventory.  Prior to the Closing, Old BCS shall conduct a physical inventory and will permit Stoneridge to participate.  During such physical inventory, Old BCS and Stoneridge shall determine and appropriately mark the Excluded Inventory.

5.13        Bank Line.  Prior to or concurrently with the Closing, Old BCS shall pay down its bank line of credit by that amount equal to 50% of the amount of Excluded Inventory, but in no event more than $550,000.

5.14        Raw Material Savings.  The Parties acknowledge that an intended benefit of the formation of New BCS is the potential to generate significant raw material cost savings for New BCS as a result of Stoneridge’s purchasing power or negotiations.  The Parties therefore agree that Old BCS, New BCS and Stoneridge shall work cooperatively with the goal of reducing New BCS’s raw material costs.  On or shortly after the Closing, Stoneridge and New BCS shall appoint personnel to attempt to negotiate new and more favorable raw material prices and terms for New BCS with New BCS’s suppliers.  Stoneridge and New BCS shall share in any raw materials cost savings as calculated pursuant to the principles set forth on Exhibit 5.14.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

6.1           Conditions to Obligation of Stoneridge. The obligation of Stoneridge to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)           the representations and warranties of set forth in Section 3.1 and 4.1 that are qualified by reference to “materiality” or a “material adverse effect” shall be true and correct, disregarding all such qualifications, in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Old BCS or New BCS, as applicable.  All other representations and warranties contained in Section 3.1 and 4.1 in this Agreement shall be true and correct in all respects, except for such inaccuracies as are de minimis in the aggregate, as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date.

(b)           the Members, Bolton and Old BCS shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c)           no action, suit, or proceeding shall be pending or, to the Knowledge of Stoneridge, threatened prior to the Closing, before any federal or state court wherein an unfavorable injunction, judgment, order, decree, ruling or charge has been or may be issued (i) preventing consummation of the transactions contemplated by this Agreement, or (ii) causing the transactions contemplated by this Agreement to be rescinded following consummation;

(d)           Stoneridge and Old BCS shall have executed the Operating Agreement;

(e)           Old BCS shall have delivered to New BCS, with a copy to Stoneridge, a bill of sale, fully executed by Old BCS, conveying to New BCS good, valid, marketable, and legal and equitable title to all tangible assets which are part of the Purchased and Contributed Assets and good, valid, marketable, legal and equitable title to all intangible assets which are part of the Purchased and Contributed Assets, free and clear of all Liabilities, claims, liens security interests and restrictions other than the Assumed Liabilities, in substantially the form attached as Exhibit 6.1(e) (the “Bill of Sale”), and all certificates of title and other documents evidencing an ownership interest conveyed as part of the Purchased and Contributed Assets;

(f)           Old BCS and New BCS shall have executed and delivered to each other (with a copy to Stoneridge) an Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 6.1(f) (the “Assignment and Assumption Agreement”);

(g)           there shall not have been any Material Adverse Change in the Business, operations, assets or financial position of Old BCS since the Most Recent Fiscal Period End;

(h)           New BCS and Stoneridge shall have delivered to each other a Mutual Non-Competition Agreement, in substantially the form attached hereto as Exhibit 6.1(h) (the “Mutual Non-Compete”);

(i)           Old BCS shall have delivered to New BCS a Non-Competition Agreement, in substantially the form attached hereto as Exhibit 6.1(i) and which contains appropriate carve-outs for Old BCS’s sale of the Excluded Inventory, and both the operation and the ownership of CAM Logic Technologies LLC, Dynamic Supply Solutions Inc. and Bolton Medical Devices LLC.;

(j)           Old BCS shall have changed its name so that New BCS can file an amendment to its Articles of Organization changing its name to “Bolton Conductive Systems LLC”;

(k)           the Members, Bolton and Old BCS shall have delivered to Stoneridge a certificate to the effect that each of the conditions specified in clauses 0, 0, 0 and 0 of Section 6.1 is satisfied;

(l)            Stoneridge’s Board of Directors shall have approved the closing of this Agreement and the transactions contemplated hereby;

(m)          New BCS shall have obtained financing satisfactory to both Old BCS and Stoneridge;

(n)           Stoneridge and certain of its subsidiaries, on one hand, and various financial institutions, on the other hand, shall have entered into an amendment to the credit agreement among them in which National City Bank, a national banking association, is the lead arranger, and National City Business Credit, Inc., an Ohio corporation, is the administrative agent and collateral agent, satisfactory to such parties, and such amendment shall have become effective,

(o)           New BCS shall have obtained hazard and liability insurance and employee benefits substantially the same as those currently maintained by Old BCS, or commitments for such insurance and benefits to be effective as of the commencement of business by New BCS;

(p)           BMK Investments, LLC, a Michigan limited liability company, and New BCS shall have entered into a lease for the premises currently leased to Old BCS;

(q)           Stoneridge and New BCS shall have entered into a tax sharing agreement; and

(r)           all other material governmental approvals or consents, if any, required by Applicable Law, and all applicable third party consents, if any, required under any material contract to which Old BCS is a party identified on the Disclosure Schedule, required to assign such contracts to New BCS or for the consummation of the transactions contemplated by this Agreement, shall have been received, satisfied or waived.

Stoneridge may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

6.2           Conditions to Obligation of the Members, Bolton and Old BCS.  The obligation of the Members, Bolton and Old BCS to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)           the representations and warranties of set forth in Section 3.2 that are qualified by reference to “materiality” or a “material adverse effect” shall be true and correct, disregarding all such qualifications, in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Old BCS or New BCS, as applicable.  All other representations and warranties contained in Section 3.2 in this Agreement shall be true and correct in all respects, except for such inaccuracies as are de minimis in the aggregate, as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date;

(b)           Stoneridge shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)           no action, suit, or proceeding shall be pending or to the Knowledge of the Members, Bolton or Old BCS, threatened, before any federal or state court wherein an unfavorable injunction, judgment, order, decree, ruling or charge has been or may be issued (i) preventing consummation of the transactions contemplated by this Agreement, or (ii) causing any of the transactions contemplated by this Agreement to be rescinded following consummation;

(d)           Stoneridge and Old BCS shall have executed the Operating Agreement;

(e)           New BCS and Stoneridge shall have delivered to each other the Mutual Non-Compete;

(f)           New BCS shall have obtained financing satisfactory to both Old BCS and Stoneridge;

(g)           BMK Investments, LLC, a Michigan limited liability company, and New BCS shall have entered into a lease for the premises currently leased to Old BCS;

(h)           New BCS shall have entered into sublease agreements with both Dynamic Supply Solutions, Inc., a Michigan corporation, and Bolton Medical Devices, LLC; and

(i)           Stoneridge shall have delivered to the Members, Bolton and Old BCS a certificate executed by an officer of Stoneridge to the effect that each of the conditions specified in Section 6.2 is satisfied.

Each of the Members, Bolton and Old BCS may waive any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.

ARTICLE 7

OPTIONS TO PURCHASE ALL OF NEW BCS AND RELATED MATTERS

7.1          Stoneridge Option and Old BCS Option.

(a)           Stoneridge Option.  Subject to the terms of this Section 0, if at any time from January 1, 2013 and through December 31, 2013 (the “Stoneridge Option Period”) Stoneridge desires to purchase all, but not less than all, of Old BCS’s membership interests (Units) in New BCS, then, within the Stoneridge Option Period, Stoneridge shall deliver to Old BCS a written notice (“Stoneridge Notice”) to purchase Old BCS’s Units in New BCS at the price and upon the terms set forth or determined in accordance with Section 0 of this Agreement (the “Section 0 Terms”).  Upon Old BCS’s receipt of the Stoneridge Notice from Stoneridge, Old BCS shall, sell all of its Units in New BCS to Stoneridge at the Section 0 Terms.

(b)           Old BCS Option.  If Stoneridge has not exercised its option pursuant to Section 7.1(a), subject to the terms of this Section 0, if at any time from January 1, 2014 and through December 31, 2014 (the “Old BCS Option Period”) Old BCS desires to purchase all, but not less than all, of Stoneridge’s membership interests (Units) in New BCS, then, within the Old BCS Option Period, Old BCS shall deliver to Stoneridge a written notice (“Old BCS Notice”) to purchase Stoneridge’s Units in New BCS at the Section 0 Terms.  Upon Stoneridge’s receipt of the Old BCS Notice from Old BCS, Stoneridge shall, sell all of its Units in New BCS to Old BCS at the Section 0 Terms.  Old BCS may waive its rights under this Section 0 at any time by providing written notice to Stoneridge.

(c)           Terms of Purchase.  The sale of Units pursuant to the Stoneridge Option pursuant to Section 7.1(a) and the Old BCS Option pursuant to Section 7.1(b) shall take place no later than ten (10) days after the delivery of the Stoneridge Notice or the Old BCS Notice, as the case may be.  The purchase price for the Units pursuant to the Stoneridge Option or the Old BCS Option (either Old BCS’s or Stoneridge’s Units, as applicable) will be calculated on the value of New BCS and the percentage of Units being purchased.  For purpose of calculating the purchase price the value of New BCS shall determined by multiplying “average EBITDA” by 4.3, plus cash, less Funded Debt (the “Calculated Valuation”).

For Stoneridge the average EBITDA of New BCS shall be equal to the average of New BCS’s actual EBITDA for the fiscal years 2010, 2011, 2012 and, on a pro rata basis, that portion of 2013 that has elapsed prior to delivery of the Stoneridge Notice.

For Old BCS the average EBITDA of New BCS shall be equal to the average of New BCS’s actual EBITDA for the fiscal years 2010, 2011, 2012 and 2013 and, on a pro rata basis, that portion of 2014 that has elapsed prior to delivery of the Old BCS Notice.

In both cases EBITDA shall be adjusted to the extent, if any, that New BCS financial results include the effect of the GAAP fair value/purchase accounting related to the Business, the Purchased and Contributed Assets and the Assumed Liabilities).  For purposes of this Section 7.1 EBITDA shall be determined as set forth in Section 1.3(b), above.

Payment for the Units by Stoneridge or Old BCS, as applicable, will be made by certified or official bank check or wire transfer in immediately available funds, payable to the order of, or sent to the designated account(s) of, Old BCS or Stoneridge, as applicable.  The Parties shall execute reasonable and customary agreements to effect the sale of Units pursuant to this Article 7.

7.2           Option in the Event of Bolton Incapacity or Death.  If, on or before December 31, 2013, Bolton becomes incapacitated and, as a result, is unable to perform his duties as President and Chief Executive Officer of New BCS, or if he dies (a “Triggering Event”), then Stoneridge shall have the option (“Stoneridge Second Option”) to purchase all, but not less than all, of Old BCS’s Units in New BCS on the Section 0 Terms (except that “average EBITDA” shall mean the average of New BCS’s actual EBITDA for those full calendar years specified in Section 0 that have elapsed prior to the Triggering Event and, on a pro rata basis, that portion of the calendar year in which the Triggering Event occurs).  Stoneridge may exercise the Stoneridge Second Option by delivering to Old BCS and to Bolton, his guardian or representative, as applicable, written notice of its exercise within sixty (60) days after the occurrence of a Triggering Event.

7.3           Expiration of Certain Article 7 Options.  At any time after December 31, 2014, either Old BCS or Stoneridge, subject to any restrictions of the Operating Agreement, may sell, at one time or from time to time, all or any portion of its Units to any Person or Persons chosen by it on such terms and conditions as it may determine in its absolute sole discretion.

7.4           Bolton Option to Sell Company.  If Stoneridge does not exercise its option provided in Section 0 above, then, at any time during the 2014 calendar year after which Old BCS waives its option as provided in Section 0 above, and, if New BCS has not been sold and has not entered into an agreement pursuant to which it is to be sold prior to such date, then, during the month of June of any year after 2014, Old BCS may send Stoneridge written notice (“Sale Notice”) that it desires to sell New BCS.

Stoneridge and Old BCS will then cause New BCS to engage the services of an appraiser with expertise in appraising the going-concern value of companies such as New BCS.  The mutually chosen appraiser shall provide both Old BCS and Stoneridge such appraiser’s written determination of the going-concern fair market value of New BCS (“New BCS Value”) within forty–five (45) days after such appraiser’s appointment.

If Old BCS and Stoneridge are unable to agree on a single appraiser within thirty (30) days after delivery of the Sale Notice, then, within ten (10) days after such 30-day period, they each shall appoint an appraiser who is a member of an appraisal institute or business valuation society that is held in repute in the State of Michigan.  If either of them fails to make such appointment, then the New BCS Value will be determined solely by the appraiser appointed by the other.  Within forty-five (45) days of their appointment, each of such appointed appraisers shall provide both Old BCS and Stoneridge their written determinations of the going-concern fair market value of New BCS, determined in accordance with recognized methods of business valuation.  If the higher of the two appraised values (“Higher Appraisal”) exceeds the lower of the two appraised values (“Lower Appraisal”) by ten percent (10%) or less of the Lower Appraisal, the New BCS Value will be the average of the Higher Appraisal and the Lower Appraisal.

If the Higher Appraisal exceeds the Lower Appraisal by more than ten percent (10%) of the Lower Appraisal, the two appraisers shall select a third qualified business appraiser (“Neutral Appraiser”), which Neutral Appraiser shall establish, within forty-five (45) days after his/her/ its appointment, a going-concern fair market value (“Neutral Appraisal”) for New BCS in accordance with recognized methods of business valuation and shall give prompt notice of such value to both Old BCS and Stoneridge.  If the Neutral Appraisal is equal to or greater than the Higher Appraisal, the New BCS Value will be the Higher Appraisal and if the Neutral Appraisal is equal to or less than the Lower Appraisal the New BCS Value will be the Lower Appraisal and if the Neutral Appraisal is between the Higher Appraisal and the Lower Appraisal, the New BCS Value will be the Neutral Appraisal.

If the New BCS Value is determined to be less than the Calculated Valuation, Stoneridge shall have the option (“Stoneridge Third Option”) to purchase all, but not less than all, of Old BCS’s Units in New BCS on the Section 0 Terms, except that the purchase price will be the percentage of Units being purchased multiplied by the New BCS Value.  Stoneridge may exercise the Stoneridge Third Option by delivering to Old BCS written notice of its exercise within ten (10) days after the New BCS Value has been determined.  If Stoneridge does not exercise the Stoneridge Third Option, then Old BCS shall have the option (“Old BCS Second Option”) to purchase all, but not less than all, of Stoneridge’s Units in New BCS on the Section 0 Terms, except that the purchase price will be the percentage of Units being purchased multiplied by the New BCS Value.  Old BCS may exercise the Old BCS Second Option by delivering to Stoneridge written notice of its exercise within ten (10) days after the expiration of the Stoneridge Third Option.

If Stoneridge does not exercise the Stoneridge Third Option and Old BCS does not exercise the Old BCS Second Option, or if the New BCS Value is determined to be greater than or equal to the Calculated Value, then, within thirty (30) days after the expiration of the Stoneridge Third Option and the Old BCS Second Option, if applicable, or, if not, the determination of the New BCS Value, either Old BCS or Stoneridge may cause New BCS to engage an investment banker or other person or entity with experience selling companies such as New BCS (“Selling Agent”) to sell substantially all of the assets of or all of the membership interests in New BCS.  The Selling Agent shall have not more than nine (9) months within which to present a willing and able buyer, after which the Selling Agent’s authority to seek a buyer will terminate.  Old BCS and Stoneridge will cooperate in all reasonable manner to consummate any sale proposed pursuant to the provisions of this paragraph.

ARTICLE 8

INDEMNIFICATION

8.1           Survival of Representations and Warranties.  Subject to Article 9 of this Agreement, all covenants, agreements, representations and warranties made by the Members, Bolton, Old BCS and Stoneridge pursuant to this Agreement shall be deemed to have survived the Closing and shall remain effective; provided, however, unless otherwise provided in this Agreement, including Section 9.1(c), the representations and warranties shall remain effective for a period of eighteen (18) months following the Closing Date.

8.2           Indemnification Provisions for Benefit of Stoneridge.  Subject to Article 9, following the Closing the Members, Bolton and Old BCS shall jointly and severally indemnify and save and hold Stoneridge harmless from and against any Adverse Consequences suffered or incurred by Stoneridge arising out of or resulting from:

(a)           the inaccuracy or alleged inaccuracy in any representation or the breach or alleged inaccuracy of any warranty made by the Members, Bolton and Old BCS in this Agreement;

(b)           the failure of any Members, Bolton and Old BCS duly to perform or observe any covenant or agreement in this Agreement required on the part of the  Members, Bolton and Old BCS to be performed or observed prior to, at or after the Closing Date;

(c)           any federal, state or local income taxes or payroll, sales and use taxes of Old BCS or the Members or Bolton for the period from July 1, 2004 through the Closing Date and attributed to the Business (unless an Assumed Liability);

(d)           any claim asserted or made by any person against New BCS or Stoneridge in respect of the Excluded Liabilities; and

(e)           any claim made by any Members, Bolton, Old BCS or any of their Affiliated Parties against New BCS described in Section 4.1(w), other than those items excepted therefrom.

8.3           Indemnification Provisions for Benefit of Members, Bolton and Old BCS.  Subject to Article 9, following the Closing, Stoneridge shall indemnify and save and hold harmless each of the Members, Bolton and Old BCS from and against any Adverse Consequences suffered or incurred by any one or more of them arising out of or resulting from:

(a)           the inaccuracy or alleged inaccuracy in any representation or the breach or alleged breach of any warranty made by Stoneridge in this Agreement; and

(b)           the failure of Stoneridge duly to perform or observe any covenant or agreement in this Agreement required on the part of Stoneridge to be performed or observed prior to, at or after the Closing Date.

New BCS shall indemnify and save and hold harmless each of the Members, Bolton and Old BCS from and against any Adverse Consequences suffered or incurred by any one or more of them arising out of or resulting from any claim asserted or made by any person against Old BCS, Bolton or any Member in respect of the Assumed Liabilities.

8.4           Exclusive Remedy.  After the Closing occurs, Article 8, as limited by the provisions of Article 9, shall provide the sole and exclusive remedy for any and all Adverse Consequences sustained or incurred by a Party in connection with the transactions contemplated by this Agreement, except that the Parties shall continue to have rights and/or remedies which may arise as a result of failure to perform or observe the covenants contained in Article 5 and absent fraud or willful misconduct on the part of the Party or Parties against whom damages are sought.

ARTICLE 9

LIMITATIONS ON INDEMNIFICATION

9.1           Term.

(a)           Except with respect to covenants, taxes and Excluded Liabilities pursuant to Section 8.2 (b), 8.2(c) and 8.2(d), respectively, any rights of Stoneridge to indemnification under this Agreement (including under Section 8.2) shall apply only to those claims written notice of which shall have been delivered by Stoneridge to the Members, Bolton and Old BCS on or before eighteen (18) months following the Closing Date.

(b)           Except with respect to covenants and Assumed Liabilities pursuant to Section 8.3(b) and 8.3(c), respectively, any rights of any of the Members, Bolton and Old BCS to indemnification under this Agreement (including under Section 8.3) shall apply only to those claims written notice of which shall have been delivered by the Members, Bolton or Old BCS to Stoneridge on or before eighteen (18) months following the Closing Date.

(c)           Notwithstanding anything in this Article 9 to the contrary, the representations and warranties of the Members, Bolton and Old BCS contained in Sections 3.1(a), 3.2(a), 4.1(a) and the first sentence of Section 4.1(h) shall survive indefinitely and those contained in Sections 4.1(f), 4.1(p), 4.1(r) for thirty (30) days after the applicable statute of limitations, and the covenants of the Parties shall survive according to their respective terms.  The rights of Old BCS to be indemnified in respect of Assumed Liabilities shall survive indefinitely.  The rights of Stoneridge to be indemnified in respect of Excluded Liabilities shall survive indefinitely.

9.2           Indemnification Basket.  Stoneridge’s rights to indemnification pursuant to Section 8.2, and the Members’, Bolton’s and Old BCS’s rights to indemnification pursuant to Section 8.3 shall be subject to the provisions of this Section 9.2, so that any right of a Party to indemnification under this Agreement shall not apply to any claim until the aggregate of all such claims which have become final totals $150,000 (the “General Basket”), in which event such indemnity shall apply to all such claims which become final, but only to the extent to the amount in excess of the General Basket; provided, however, notwithstanding anything to the contrary contained in this Agreement, no claim asserted or made by any Person in respect of the Assumed Liabilities or Excluded Liabilities shall be subject to the General Basket in this Section 9.2 or the limitation on liability in Section 9.3.  In addition, notwithstanding anything to the contrary in this Agreement this Section 9.2 shall not apply to breaches of representations and warranties contained in Sections 3.1(a), 3.2(a), 4.1(a), the first sentence of Section 4.1(h) or 4.1(f).

9.3           Limited Recourse.  Notwithstanding anything to the contrary in this Agreement, all rights of a Party to indemnification under this Agreement shall be limited to the aggregate sum of $750,000.  Notwithstanding anything to the contrary in this Agreement this Section 9.3 shall not apply to breaches of representations and warranties contained in Sections 3.1(a), 3.2(a), 4.1(a), 4.1(f) and the first Sentence of Section 4.1(h) or to claims with respect to Assumed Liabilities or Excluded Liabilities.

ARTICLE 10

COOPERATION

10.1           Notice of Claims.  Each Party will give prompt written notice to the other Parties of any claim by a third party or by any governmental body, or any legal, administrative or arbitration proceeding (“Third Party Claim”) which such Party (“Indemnified Party”) discovers or of which it receives notice after the Closing and which might give rise to a claim against any other Party or Parties (“Indemnifying Party”) under Section 8.2 or 8.3, as the case may be.  All notices shall state in reasonable detail the nature, basis and amount of such Third Party Claim.  No delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then, subject to Article 9, solely to the extent) the Indemnifying Party thereby is prejudiced.

10.2           Right to Defend.

(a)           The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will, subject to the limitations set forth in Article 9, indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, and (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder.  The Indemnified Party shall make available to the Indemnifying Party, its attorneys and accountants, at all reasonable times, all books and records of the Indemnified Party or New BCS, as the case may be, relating to any Third Party Claim and the Parties will render to each other such assistance as may reasonably be required in order to insure proper and adequate defense of any Third Party Claim.

(b)           So long as the Indemnifying Party is conducting the defense of the Third Party Claim, the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.  Neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the other Party; provided, however, that where the Indemnified Party is Stoneridge: (i) if Stoneridge shall desire to effect a compromise or settlement of any Third Party Claim and the Members, Bolton and Old BCS shall refuse to consent to such compromise or settlement, then Stoneridge shall be excused from the defense and the Members, Bolton and Old BCS shall bear all further responsibility for the defense of the Third Party Claim, provided that such compromise or settlement is solely for the payment of money and does not require an admission of liability, responsibility or wrong-doing on the part of the Members, Bolton or Old BCS and requires the claimant or plaintiff to give a release from all liability in respect of such Third Party Claim to the parties named as liable or responsible; (ii) if the Members, Bolton and Old BCS shall desire to effect a compromise or settlement of any Third Party Claim pursuant to an offer or compromise or settlement by the claimant or plaintiff and Stoneridge shall refuse to consent to such compromise or settlement, then the Members’, Bolton’s and Old BCS’s Liability with respect to such Third Party Claim shall be limited to the amount so offered in compromise or settlement, provided that such compromise or settlement is solely for the payment of money and does not require an admission of liability, responsibility or wrong-doing on the part of Stoneridge and requires the claimant or plaintiff to give a release from all liability in respect of such Third Party Claim to the parties named as liable or responsible; and (iii) if the Members, Bolton and Old BCS desire to effect a compromise or settlement where no offer has been made by the claimant or plaintiff the Members’, Bolton’s and Old BCS’s Liability shall be limited to an amount determined by agreement between the Parties.

10.3           Determination of Adverse Consequences. The Parties shall make appropriate adjustments for Tax benefits and insurance coverage in determining Adverse Consequences for purposes of this Agreement.

ARTICLE 11

TERMINATION

11.1           Termination of Agreement.  The Parties may terminate this Agreement at any time prior to Closing as provided below:

(a)           Stoneridge and Bolton and Old BCS may terminate this Agreement by mutual written consent;

(b)           Stoneridge may terminate this Agreement by giving written notice to the Members, Bolton and Old BCS in the event that (i) any of the Members, Bolton or Old BCS has breached any representation, warranty or covenant contained in this Agreement in any material respect, Stoneridge has notified the Members, Bolton and Old BCS of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach, (ii) Stoneridge reasonably determines that new or changed information regarding the Business reflects a material adverse change in the business or financial condition of Old BCS taken as a whole and Stoneridge gives written notice to the Members, or (iii) the Closing shall not have occurred on or before October 31, 2009 by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from Stoneridge breaching any representation, warranty or covenant contained in this Agreement); and

(c)           The Members, Bolton and Old BCS may terminate this Agreement by giving written notice to Stoneridge in the event that (i) Stoneridge has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Members, Bolton and Old BCS have notified Stoneridge of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach, (ii) or the Closing shall not have occurred on or before October 31, 2009 by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from any of the Members, Bolton or Old BCS breaching any representation, warranty or covenant contained in this Agreement).

11.2           Effect of Termination.

(a)           If Stoneridge or the Members, Bolton and Old BCS terminate this Agreement pursuant to Section 11.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party; provided, however, that the confidentiality provisions contained in the confidentiality letter agreement between Old BCS and Stoneridge shall survive termination, and provided further that Stoneridge and Members, Bolton and Old BCS shall have Liability to the extent set forth in Section 11.2(b) and Section 11.2(c).

(b)           If Stoneridge terminates this Agreement pursuant to Section 11.1(b)(i) or (iii) because of the failure of the Closing to occur and such failure results primarily from the Members, Bolton and Old BCS breaching any material representation, warranty or covenant contained in this Agreement, the Members, Bolton and Old BCS shall have Liability for all direct out-of-pocket expenses incurred by Stoneridge up to $100,000 in connection with the transactions contemplated by this Agreement (including reasonable attorneys’ and accountants’ fees and expenses) through the date of such termination, and Members, Bolton and Old BCS shall deliver such amount to Stoneridge by wire transfer of immediately available funds as liquidated damages (and not as a penalty) within two (2) business days after receipt of a written request therefor received from Stoneridge (which shall include a reasonably detailed itemized statement of such direct out-of-pocket expenses incurred by Stoneridge in connection with the transactions contemplated by this Agreement).  This Liability is not subject to the indemnification limitations set forth in Article 9.

(c)           If the Members, Bolton and Old BCS terminate this Agreement pursuant to Section 11.1(c)(i) or (ii) because of the failure of the Closing to occur and such failure results primarily from Stoneridge breaching any material representation, warranty or covenant contained in this Agreement, Stoneridge shall have Liability for all direct out-of-pocket expenses incurred by the Members, Bolton and Old BCS up to $100,000 in connection with the transactions contemplated by this Agreement (including reasonable attorneys’ and accountants’ fees and expenses) through the date of such termination, and Stoneridge shall deliver such amount to Old BCS by wire transfer of immediately available funds as liquidated damages (and not as a penalty) within two (2) business days after receipt of a written request therefor received from the Members, Bolton and Old BCS (which shall include a reasonably detailed itemized statement of such direct out-of-pocket expenses incurred by the Members, Bolton and Old BCS in connection with the transactions contemplated by this Agreement).  This Liability is not subject to the indemnification limitations set forth in Article 9.

ARTICLE 12

AGREEMENTS CONCERNING CERTAIN TAX MATTERS

12.1           Mutual Cooperation.  Members, Bolton and Old BCS, on one hand, and Stoneridge, on the other hand, shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation and execution of any Tax Return, any audit or other examination by any Taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes, and each will retain and, not later than thirty (30) days from the written request of any other Party, provide such other Party with any records or information which may be relevant to such return, audit, examination or proceedings.  Such assistance shall include making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns (or portions thereof) and supporting work schedules.  The Party requesting such assistance hereunder shall reimburse the others for reasonable out-of-pocket expenses incurred by the others in providing such assistance.

ARTICLE 13

MISCELLANEOUS

13.1           Press Releases and Public Announcements.  Neither the Members, Bolton or Old BCS shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Stoneridge; provided, however, the Parties agree that Stoneridge may be obligated to make public disclosures with respect to the transactions contemplated by this Agreement pursuant to federal and state securities laws and applicable listing or trading agreements concerning its publicly traded securities, and Stoneridge may make any such public disclosure required by applicable federal or state securities laws or such listing or trading agreement and disclosures to and discussions with securities analysts and financial institutions (and Stoneridge shall use reasonable best efforts to advise the Members, Bolton and Old BCS prior to making any such disclosure and to consult with Bolton regarding the form and content thereof), and verbal replies in response thereto by representatives of Stoneridge in the ordinary course of business.

13.2           Stoneridge Consolidation.  The Parties acknowledge that Stoneridge intends, if permitted by GAAP, to include the financial statements of New BCS in the consolidated financial statements of Stoneridge; provided, however, any such consolidation shall not, by itself, be construed to mean that Stoneridge owns, directly or indirectly, membership interests in New BCS constituting a majority of the outstanding membership interests, or that Stoneridge owns, directly or indirectly, membership interests in New BCS constituting a majority of the voting power in any election of officers.

13.3           No Solicitation.  Without the prior written consent of Stoneridge or New BCS, as applicable, neither New BCS or Stoneridge, nor any representatives of them, shall for a period of six years from the date of this Agreement, directly or indirectly, solicit for employment any person who is employed by the other: provided, however, that the foregoing clause shall not preclude Stoneridge and New BCS from making good faith generalized solicitations for employees through advertisements which utilize a public medium or non-directed executive searches, and are not directly or indirectly targeted at employees of the other, or any of its subsidiaries or from hiring any employee of Stoneridge or New BCS, who has been terminated by the Stoneridge or New BCS, as applicable, prior to commencement of employment discussions between either Stoneridge or New BCS, as applicable, and such employee.

13.4           Non-Assignable Contracts.  If any Executory Contract, by virtue of its subject matter, or by operation of law, is not assignable to New BCS without the consent of a third party (“Non-Assignable Contract”), and if Stoneridge either waives the requirement that Old BCS obtain such consent or Old BCS is unable to obtain such consent before Closing, Old BCS will use its best efforts to provide New BCS with the same economic and other benefits of any such Non-Assignable Contract as if it had been assigned.  Nothing in this Agreement is to be construed as an attempt or an agreement to assign or cause the assignment of any Non-Assignable Contract, unless such consent has been given.

13.5           No Third-Party Beneficiaries.  This Agreement and the other agreements, certificates and instruments contemplated hereby shall not confer any rights or remedies upon any Person (including any employee or agent of Old BCS) other than the Parties and their respective successors and permitted assigns.

13.6           Entire Agreement.  This Agreement, including the documents referred to herein, constitutes the entire agreement among the Parties and supersedes all prior understandings, agreements and representations by or among the Parties, written or oral, to the extent relating in any way to the subject matter hereof, provided, however, that the confidentiality letter agreement Stoneridge and Old BCS dated February 3, 2009 shall not be deemed superseded hereby.

13.7           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, Bolton may provide the consent of the Members.

13.8           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

13.9           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.10          Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Members or Bolton:

Bolton Conductive Systems, LLC
1164 Ladd Rd.
Walled Lake, MI  48390
Attn:  William Bolton, Martin Kochis and Joseph Malecke
bbolton@bbolton.com, mkochis@bcsllc.biz, and jmalecke@bcsllc.biz
248.669.7080

With a Copy to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road
Suite 2500
Southfield, MI 48034
Attn:  Robert J. Gordon
rgordon@jaffelaw.com
248.351.3082

If to Old BCS:

Bolton Conductive Systems, LLC
1164 Ladd Rd.
Walled Lake, MI  48390
Attn:  William Bolton, Martin Kochis and Joseph Malecke
bbolton@bbolton.com, mkochis@bcsllc.biz, and jmalecke@bcsllc.biz
248.669.7080

With a Copy to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road
Suite 2500
Southfield, MI 48034
Attn:  Robert J. Gordon
rgordon@jaffelaw.com
248.351.3082

If to Stoneridge:

Stoneridge, Inc.
9400 East Market Street
Warren, Ohio  44484
Attn: George E. Strickler, Executive Vice President and CFO
gstrickler@stoneridge.com
330.856.2443

With a Copy to:

Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio  44114-3485
Attn: Robert M. Loesch Esq.
rloesch@bakerlaw.com
216.861.7594

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.11          Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

THE PARTIES HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MICHIGAN AND THE UNITED STATES DISTRICT COURT LOCATED IN THE EASTERN DISTRICT OF MICHIGAN SOLELY WITH RESPECT TO ACTIONS RELATED TO THIS AGREEMENT.  EACH PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.  NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

13.12          Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Stoneridge and the Members, Bolton and Old BCS.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless it is in writing nor shall any waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.13          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, except to the extent that giving effect to this Section 13.12 would produce inequitable results.

13.14          Expenses.  Stoneridge shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The Members, Bolton and Old BCS shall bear their own costs and expenses (including all legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

13.15          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.16          Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Appendices identified in this Agreement (including the Disclosure Schedule) are incorporated herein by reference and made a part hereof.

[signatures are on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

By: /s/ GEORGE E. STRICKLER

Its: Executive Vice President , Chief Financial Officer and Treasurer

BOLTON CONDUCTIVE SYSTEMS, LLC

By: /s/ WILLIAM P. BOLTON

William P. Bolton, Manager

BOLTON INVESTMENTS, LLC

By: /s/ WILLIAM P. BOLTON

William P. Bolton, Manager

NEW BOLTON CONDUCTIVE SYSTEMS, LLC

By: Stoneridge, Inc., member

By:

By:      Bolton Conductive Systems, LLC, member

By: /s/ WILLIAM P. BOLTON

William P. Bolton, Manager

/s/ MARTIN KOCHIS

MARTIN KOCHIS

/s/ JOSEPH MALECKE

JOSEPH MALECKE

/s/ WILLIAM BOLTON

WILLIAM BOLTON

Attachments

Appendices

Appendix A	Definitions

Appendix B	New BCS Operating Agreement

Exhibits

Exhibit 1.5	Form of Escrow Agreement

Exhibit 1.6	Allocation of Consideration

Exhibit 5.14	Raw Material Cost Savings

Exhibit 6.1 (e)	Bill of Sale

Exhibit 6.1 (f)	Assignment and Assumption Agreement

Exhibit 6.1 (h)	Mutual Non-Competition Agreement between New BCS and Stoneridge

Exhibit 6.1 (i)	Non-Competition Agreement from Old BCS to New BCS

Disclosure Schedule

Schedule 1.4 (b) –	Net Working Capital

Schedule 2.2 –	Executory Contracts

Schedule 2.4 –	Employee Benefit Plans Being Assumed by New BCS

Schedule 3.1 (c) –	Brokers’ Fees

Schedule 4.1 (a) –	Managers and Members of Old BCS

Schedule 4.1 (c) –	Financial Statements; Obligations

Schedule 4.1 (d) –	GAAP Exceptions; Subsequent Events

Schedule 4.1 (e) –	Permits and Licenses

Schedule 4.1 (f) –	Tax Matters

Schedule 4.1 (g)–	Leased Real Property

Schedule 4.1 (h)–	Title to Assets

Schedule 4.1 (i)–	Intellectual Property

Schedule 4.1 (j)–	Inventory

Schedule 4.1 (k)–	Contracts

Schedule 4.1 (m)–	Insurance

Schedule 4.1 (n)–	Material Litigation

Schedule 4.1 (o)–	Employees

Schedule 4.1 (p)–	Employee Benefit Plans

Schedule 4.1 (q)–	Guaranties

Schedule 4.1 (r)–	Environmental, Health and Safety

Schedule 4.1 (s)–	Certain Relationships

Schedule 4.1 (t)–	Product Liability

Schedule 4.1 (u)–	Customers

Schedule 5.9 –	Compensation Arrangements

Appendix A

Definitions

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is in common control with, any other Person.  For purposes of the preceding sentence, “control’ means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.  Notwithstanding the foregoing, solely for purposes of Section 4.1(p), the term “Affiliate” has the meaning set forth in Section 4.1(p).

“Applicable Laws” has the meaning set forth in Section 4.1(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, including any employment agreement or severance policy.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health, and Safety Laws” means any federal, state, or local statute, law, ordinance, code, order, injunction, decree, ruling; any regulations promulgated thereunder, which regulates or controls pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, toxic or Hazardous Substances or waste into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, or chemical, industrial, toxic or Hazardous Substances or waste.  The term specifically includes, without limitation:  CERCLA; RCRA; the Hazardous Materials Transportation Act (“HMTA”), 49 U.S.C. §5101 et seq., as amended; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. §2601 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. §7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. §1251 et seq., as amended; the Safe Water Drinking Act, 42 U.S.C. §300f et seq., as amended; the Emergency Planning and Community Right to Know Act (“EPCRA”), 42 U.S.C. §11001 et seq., as amended; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. §136 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. §651 et seq., as amended; the National Environmental Policy Act (“NEPA”), 42 U.S.C. §4321 et seq., as amended; any similar state or local statutes or ordinances and the regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executory Contracts” shall mean those contracts, agreements, contract rights, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, third party guaranties, indemnifications, arrangements, and understandings, whether oral or written, related to the operation of the Business to which Old BCS is a party or which it is bound, and which are listed on Section 2.2 of the Disclosure Schedule.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” has the meaning set forth in Section 4.1(c).

“Fixed Assets” has the meaning set forth in Section 4.1(h).

“Funded Debt” means New BCS’s bank debt, debt to Members (including any obligations to pay Tax Distributions under the Operating Agreement) and the obligations under a capital lease.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Basket” has the meaning set forth in Section 9.2.

“Governmental Authority” means any nation or government, any state, provincial, regional, local or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substances” means any toxic substance, hazardous substance, hazardous waste, hazardous material, solid waste, residual waste, infectious waste, contaminant, pollutant, or constituent thereof, whether solid, semi-solid, liquid or gaseous, which are regulated, listed or controlled by any Environmental, Health and Safety Laws.

“Indemnified Party” has the meaning set forth in Section 10.1.

“Indemnifying Party” has the meaning set forth in Section 10.1.

“Inventory” shall mean all saleable and usable component parts and finished goods related to the Business, including inventory ordered and prepaid.

“Knowledge” and all similar phrases relating to facts designated herein as known to the parties identified means the actual knowledge of any one of the parties identified, or the party identified, as applicable, after reasonable inquiry or investigation.  Knowledge of Old BCS means the Knowledge of the Members and Bolton.

“Leases” means all rights, title and interests in leases held by Old BCS related to the Business.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Change” shall mean any set of circumstances or events which is or could be reasonably expected to be material and adverse with respect to the Business or the Purchased and Contributed Assets or to the operations or prospects of the Business or the Purchased and Contributed Assets.  Without limiting the generality of the foregoing, a Material Adverse Change shall have deemed to have occurred in the event of the death or disability of William Bolton.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Obsolete Inventory” means Inventory as to which there have been no sales during the past three years or which is otherwise known to be obsolete.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 4.1(e).

“Person” or “person” means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Reportable Event” has the meaning set forth in ERISA Section 4043.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic’s and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Slow Moving Inventory” means Inventory as to which there has been no sales during the past two years and no sales are currently forecasted.

“Tax” means any federal, state, local or foreign income, gross receipts, gross income, capital gains, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Governmental Authority.

“Third Party Claim” has the meaning set forth in Section 10.1.

“Treasury Regulation” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such may be amended from time to time (including corresponding provisions of succeeding regulations).